Exhibit 99.1

Contact:

AtriCure, Inc.

Andy Wade

Senior Vice President and Chief Financial Officer

(513) 755-4564

awade@atricure.com

Investor Relations Contact:

Lynn Pieper

Westwicke Partners

(415) 202-5678

Lynn.pieper@westwicke.com

Douglas Seith Assumes the Role of AtriCure Chief Operating Officer;

Andy Wade Promoted to Senior Vice President

WEST CHESTER, Ohio – January 14, 2015 – AtriCure, Inc. (Nasdaq: ATRC), a leading innovator in surgical treatments for atrial fibrillation and Left Atrial Appendage Management, today announced that Douglas Seith will assume the role of Chief Operating Officer. Mr. Seith will now be responsible for all global commercial organizations as well as education and clinical science programs. The company also announced that Andy Wade has been promoted to Senior Vice President and Chief Financial Officer.

Mr. Seith has over 25 years of cardiology and general surgery sales and sales leadership experience and has served as AtriCure’s Senior Vice President, Sales and Marketing since January 2013. Since joining AtriCure in 2004, Mr. Seith has held a variety of progressive sales and sales leadership positions. Prior to joining AtriCure, Mr. Seith held sales leadership or sales positions with A-Med/EmoblX, Inc., where he was the Vice President of Sales, Heartport, Inc., Scimed Life Systems (a division of Boston Scientific, Inc.) and Automated Instruments (a division of United States Surgical Corporation).

“Doug is an exceptional executive who has strong customer skills as well as keen clinical and technical capabilities” said Mike Carrel, President and Chief Executive Officer of AtriCure. “In his decade plus tenure at AtriCure, he has helped lead the company’s remarkable and consistent growth. His leadership has been paramount to our success and I have confidence that his innovative thinking and vision will continue to enhance the strategic direction and growth of the Company.”

Mr. Carrel continued, “Andy has served as our Vice President and Chief Financial Officer since 2013, and possesses a particularly impressive track record over the course of his seven years at AtriCure. Some of his many accomplishments include leading two public financings in the span of 13 months, raising over $125 million in the process, while supporting our growth and the integration of Estech. It is because of these and many important contributions as well as his leadership strengths that Andy has been promoted to Senior Vice President,” said Mike Carrel.

About AtriCure, Inc.

AtriCure, Inc. is a medical device company providing innovative atrial fibrillation (Afib) solutions designed to produce superior outcomes that reduce the economic and social burden of atrial fibrillation. AtriCure’s Synergy™ Ablation System is the first and only surgical device approved for the treatment of Persistent and Longstanding Persistent forms of Afib in patients undergoing certain open concomitant procedures. AtriCure’s AtriClip Left Atrial Appendage Management (LAAM) exclusion device is the most widely sold device worldwide that’s indicated for the occlusion of the left atrial appendage. The company believes cardiothoracic surgeons are adopting its ablation and LAAM devices for the treatment of Afib and reduction of Afib related complications such as stroke. Afib affects more than 33.5 million people worldwide.